ALPS ETF Trust 1290 Broadway, Suite 1100 Denver, Colorado 80203

NOTICE OF MEETING ADJOURNMENT

June 14, 2019

Dear Valued Shareholder,

We need your help. Today the special meeting of shareholders of Sprott ETFs was adjourned to provide shareholders with additional time to cast their proxy vote. Our records indicate that we have not yet received your important voting instructions. It is critical to the ongoing business of your Fund(s) that shareholders vote their shares.

Please help us by taking a moment now to cast your vote, so that we may conclude this matter at the adjourned special meeting scheduled to be held on Monday, July 8th.

The proposed Reorganizations will result in a lower expense ratio, for a period of at least two years, under a new fee structure for each New Fund when compared to the corresponding Existing Fund’s expense ratio. After two years, Fund expenses would rise if Sprott Asset Management LP, the investment adviser to the New Funds, did not extend the fee waiver arrangement. In addition, shareholders should expect continuity in their investment experience because each New Fund’s investment objective and strategies, except with respect to its specific underlying index, will be substantially similar as the corresponding Existing Fund. The Funds’ Board of Trustees recommends that shareholders of each Fund has voted FOR the proposals.

For more information, please refer to the proxy statement, which can be found at proxyonline.com/docs/sprottgoldminersetf.pdf. If you have any proxy related questions, or would like to cast your proxy vote by phone, please call (800) 207-2872 for assistance. Representatives are available Monday through Friday 9 a.m. to 11 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time. We very much appreciate your attention to this matter. Please help us by casting your vote today!

Sincerely,

Sharon R. Akselrod

Assistant Secretary, ALPS ETF Trust

How do I vote?

1.         Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free (800) 207-2872. Representatives are available Monday through Friday 9 a.m. to 11 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time.

2.         Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3.         Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

4.         Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided. We would be very grateful if you would use any one of the four voting methods listed above to ensure that your vote is recorded by or before July 8, 2019.

NOBO